Exhibit 5.1

Board of Directors

NYSE Euronext

11 Wall Street

New York, New York 10005

April 4, 2007

Ladies and Gentlemen:

The undersigned, Executive Vice President and General Counsel of NYSE Euronext, a Delaware corporation (the “Corporation”), is delivering this opinion in connection with the filing by the Corporation, with the U.S. Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended, pursuant to which certain shares of the Corporation’s common stock, par value $0.01 per share (the “Shares”), are to be purchased and/or issued under the terms of the NYSE Group, Inc. 2006 Stock Incentive Plan, the Archipelago Holdings, L.L.C. 2000 Long-Term Incentive Plan, the Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan, the Archipelago Holdings 2004 Stock Incentive Plan, the Stichting SBF Option Plan, the Euronext Employees Stock Option Plan 2001, the Euronext Employees Stock Option 2002, the Euronext Employees Stock Option, the Euronext Executive Incentive Plan, the Euronext N.V. All Employee Share Purchase and Match Plan 2006, the Euronext N.V. HM Revenue and Customs Approved Share Incentive Plan 2006 and the Euronext N.V. Share Purchase and Match French Plan (collectively, the “NYSE Euronext Plans”).

In so acting, I have examined and relied upon the representations and warranties contained therein or made pursuant thereto, and on certificates of officers of the Corporation and of public officials as to factual matters, and upon the originals, or copies certified or otherwise identified to my satisfaction, of (i) the certificate of incorporation of the Corporation, (ii) the bylaws of the Corporation, and (iii) such other records, documents and instruments as in my judgment are necessary or advisable to enable me to render the opinion expressed below.

In all such examinations, I have assumed the genuineness of all signatures (other than those on behalf of the Corporation), the legal capacity of natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies, and as to certificates and telegraphic and telephonic confirmations given by public officials, I have assumed the same to have been properly given and to be accurate. I have also assumed that all documents and instruments executed by the parties to this transaction (other than those executed by representatives of the Corporation) have been duly and validly executed and delivered by such parties; that the agreements entered into as part of this transaction are the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their terms; and that such parties have obtained all required consents, permits and approvals required to enter into and perform such documents and instruments.

Based on the foregoing and subject to the assumptions and qualifications set forth below, I am of the opinion that the Shares have been duly authorized for issuance and, when issued and sold by the Corporation pursuant to and in accordance with the NYSE Euronext Plans, will be validly issued, fully paid and nonassessable.

The foregoing opinions are subject to the qualification that I do not purport to be an expert on, or to express any opinion herein concerning, the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and New York and the federal laws of the United States of America, and I express no opinion concerning the securities laws of any other state or jurisdiction.

I hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

This opinion letter is limited to the matters stated, and no opinion is implied or may be inferred beyond those opinions expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and I assume no responsibility to advise you of changes in law, facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify such opinions. The opinions expressed herein are solely for the benefit of the addressees of this opinion letter, and without my prior written consent may not be relied on in any other context, quoted in whole or in part or otherwise referred to in any legal opinion, document, or other report, or furnished to any other person or entity.

Sincerely,

/s/ RACHEL F. ROBBINS

Rachel F. Robbins
Executive Vice President and General Counsel
NYSE Euronext